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                                                                    EXHIBIT 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                          13 Weeks Ended
                                        ------------------
                                         May 1,    May 2,
(Thousands, except per share)             1999      1998
                                        --------  --------

Basic Computation:
-----------------

Net earnings                            $ 35,270  $ 37,758

Weighted average common
 shares outstanding                       32,255    37,308
                                        --------  --------

Basic earnings per share                $   1.09  $   1.01
                                        ========  ========




Diluted Computation:
--------------------

Net earnings                            $ 35,270  $ 37,758

Weighted average common
 shares outstanding                       32,255    37,308

Net effect of dilutive stock
options based on the treasury
  stock method                               174       493
                                        --------  --------

Outstanding shares for diluted
  earnings per share                      32,429    37,801
                                        ========  ========

Diluted earnings per share              $   1.09  $   1.00
                                        ========  ========




Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.